Exhibit 99.1

Contact:	Teri Watson (Investment Community)
(212) 770-7074

Christina Pretto (News Media)
(212) 770-7083
AIG REPORTS SECOND QUARTER 2009 RESULTS
     NEW YORK, NY, August 7, 2009 — American International Group, Inc. (AIG) today reported its first quarterly profit since the third quarter of 2007, as certain of its businesses stabilized and the company’s results reflected positive valuation changes. AIG also achieved several important milestones in its restructuring program.
     For the second quarter ended June 30, 2009, AIG reported net income attributable to AIG of $1.8 billion, including net income attributable to AIG common shareholders of $311 million or $2.30 per diluted common share, compared with a net loss of $5.4 billion or $41.13 per diluted share in the second quarter of 2008. Second quarter 2009 adjusted net income was $2.0 billion, compared with an adjusted net loss of $1.3 billion in the second quarter of 2008.
SECOND QUARTER
(in millions, except per share data)

			Per Diluted Share (a)(b)
	2009	2008	2009	2008

Net income (loss) attributable to AIG	$1,822	$(5,357)	$2.30	$(41.13)
Net realized capital gains (losses), net of tax	(859)	(4,019)	(1.28)	(30.85)
FAS 133 gains (losses), excluding net realized capital gains (losses), net of tax (c)	676	(17)	1.01	(0.13)

Adjusted net income (loss) attributable to AIG	$2,005	$(1,321)	$2.57	$(10.15)

(a)	Share and per share amounts prior to the second quarter of 2009 have been restated to reflect the 1-for-20 reverse stock split effective June 30, 2009.

(b)	As a result of the losses reported in the second quarter of 2008, basic shares outstanding were used for the period.

(c)	Represents the effect of hedging activities that did not qualify for hedge accounting treatment under FAS 133, including the related foreign exchange gains and losses.

EARNINGS PER SHARE

	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in millions, except per share data)	2009	2008	2009	2008

Numerator for EPS:
Net income (loss) attributable to AIG	$1,822	$(5,357)	$(2,531)	$(13,162)
Cumulative dividends on Series D Preferred Stock	(192)	—	(1,204)	—
Deemed dividend on Series D Preferred Stock in exchange for Series E Preferred Stock	(91)	—	(91)	—
Net income attributable to Series C Preferred Stock	(1,228)	—	—	—

Net income (loss) attributable to AIG common shareholders	$311	$(5,357)	$(3,826)	$(13,162)

Weighted average shares outstanding — basic per share calculation	135,281,740	130,248,736	135,267,735	128,732,239
Incremental shares arising from awards outstanding under share-based employee compensation plans	54,700	—	—	—

Weighted average shares outstanding — diluted per share calculation	135,336,440	130,248,736	135,267,735	128,732,239

EPS attributable to AIG:
Basic	$2.30	$(41.13)	$(28.29)	$(102.24)
Diluted	$2.30	$(41.13)	$(28.29)	$(102.24)

     Commenting on the second quarter results, AIG Chairman and Chief Executive Officer Edward M. Liddy said, “Our results reflect stabilization in certain of our businesses. The primary drivers of our positive second quarter results were reductions in net realized capital losses, primarily due to the decline in other than temporary impairments resulting from the adoption of new accounting guidance and improved market conditions; positive valuation changes for our Maiden Lane interests on a net basis; continued reductions in the risk profile of the AIG Financial Products Corp. portfolio; a reduction in the allowance for recoverability of deferred tax assets, reflecting the effect of recently announced transactions; and gains on hedges not accounted for under FAS 133.
     “While our insurance companies’ operating results remain challenged, largely driven by weak economic conditions and the lingering effect of negative AIG events earlier in the year, performance trends stabilized from the first quarter. We continue to focus on stabilizing and strengthening our businesses, but expect continued volatility in reported results in the coming quarters, due in part to accounting charges related to ongoing restructuring activities. In particular, we expect that permanent reductions in the Federal Reserve Bank of New York credit facility related to the issuance of the preferred interests in the ALICO and AIA special purpose vehicles, which upon closing will substantially reduce our debt to the FRBNY, will result in accelerated amortization of a portion of the prepaid commitment asset approximating $5 billion before tax,” Mr. Liddy said.

SIX MONTHS
(in millions, except per share data)

			Per Diluted Share (a)(b)
	2009	2008	2009	2008

Net loss attributable to AIG	$(2,531)	$(13,162)	$(28.29)	$(102.24)
Net realized capital gains (losses), net of tax	(3,490)	(7,982)	(25.80)	(62.01)
FAS 133 gains (losses), excluding net realized capital gains (losses), net of tax (c)	558	(298)	4.12	(2.31)

Adjusted net income (loss)	$401	$(4,882)	$(6.61)	$(37.92)

(a)	Share and per share amounts prior to the second quarter of 2009 have been restated to reflect the 1-for-20 reverse stock split effective June 30, 2009.

(b)	As a result of the losses reported in each of the periods, basic shares outstanding were used.

(c)	Represents the effect of hedging activities that did not qualify for hedge accounting treatment under FAS 133, including the related foreign exchange gains and losses.
     The following table summarizes the significant items included in the second quarter adjusted net income (loss):

(in millions, after tax)	Three Months Ended June 30,
Significant items, affecting adjusted net income (loss)	2009	2008

FRBNY credit line interest and amortization	$(894)	—

Market disruption-related:
AIGFP credit valuation adjustment	$(13)	$(337)
AIGFP operating results, including unrealized market valuation gains (losses)	(73)	(3,722)
Net gains related to Maiden Lane retained interests	576	—

Total market disruption-related activities	$490	$(4,059)

Discrete period tax items	$760	$(12)

TOTAL EQUITY
     At June 30, 2009, total equity was $62.1 billion, an $8.9 billion increase from $53.2 billion at March 31, 2009. The increase includes $1.8 billion of net income attributable to AIG, $5.7 billion of unrealized appreciation of investments, $1.2 billion from the drawdown of the Treasury Commitment related to the Series F Fixed Rate Non-Cumulative Preferred Stock, and $2.5 billion related to the implementation of FSP FAS 115-2, partially offset by a $3.3 billion reduction in non-controlling interests.

RESTRUCTURING UPDATE
     Since September 2008, AIG has been working to execute an orderly asset disposition plan, protect and enhance the value of its key businesses, and position these franchises for the future as more independently run, transparent companies.
     Mr. Liddy stated, “We continue to make significant progress in our efforts to restructure the organization, stabilize its capital structure, and maintain our liquidity position. We remain focused on the overriding goal of putting AIG in the best possible position to meet our obligations to stakeholders, including U.S. taxpayers, by protecting and enhancing the value of our businesses and positioning our key franchises for the future. The time frame and path for achieving this goal will continue to be highly dependent on market conditions.”
Maximizing the Value of the Individual Businesses:
•	On June 25, 2009, AIG announced that it had entered into purchase agreements with the FRBNY that will accomplish two key goals: reducing the debt AIG owes the FRBNY by $25 billion; and positioning two of the company’s leading international life insurance franchises, American International Assurance Company, Limited (AIA), and American Life Insurance Company (ALICO), for distinct branding and future separation. Under the agreements, AIG will contribute the equity of AIA and ALICO to separate special purpose vehicles (SPVs) in exchange for preferred and common interests in the SPVs. The FRBNY will receive preferred interests in the AIA SPV of approximately $16 billion and in the ALICO SPV of approximately $9 billion. The face value of the preferred interests represents a percentage of the estimated fair value of AIA and ALICO. The amount outstanding on the FRBNY credit facility will be reduced by approximately $25 billion when the preferred interests are transferred and will result in a pre-tax charge of approximately $5 billion related to the accelerated amortization of the prepaid commitment fee.

•	On July 27, 2009, AIG announced that it has formed an SPV into which it intends to contribute the equity of Chartis, formerly known as AIU Holdings. The SPV will consist of the Commercial Insurance (including Private Client Group) and Foreign General Insurance businesses. The SPV formation, establishment of a global management team, the sale of its interests in Transatlantic Holdings and the Personal Auto Group, and the launch of a new brand are all important milestones in AIG’s efforts to enhance the value of its industry-leading property casualty and general insurance businesses for the benefit of all stakeholders.
These transactions are subject to regulatory approval.
Sales of businesses and assets:
     AIG has made significant progress on its disposition plan. During the first six months of 2009 and through July 31, 2009, AIG completed dispositions/asset sales that will generate a total of $2.6 billion in net after-tax proceeds available to be used to repay the FRBNY upon closing. AIG continues to engage in productive discussions with potential buyers for a number of its other businesses.
     Dispositions:
•	AIG Credit Corp. and A.I. Credit Consumer Discount Company sold a majority of their U.S. life insurance premium finance business for approximately $680 million, closed on July 28, 2009.

•	21st Century Insurance Group sold for aggregate proceeds of approximately $1.9 billion, closed on July 1, 2009.

•	Transatlantic Holdings, Inc. public offering of 29.9 million common shares owned by AIG for aggregate proceeds of $1.1 billion, closed on June 10, 2009.

•	Prime real estate holding in the Otemachi District in Tokyo sold for approximately $1.2 billion, closed on May 28, 2009.
The Otemachi transaction did not qualify as a sale under generally accepted accounting principles due to AIG’s continued involvement as a lessee. As a result, the sale is accounted for as a financing arrangement with a $1.0 billion gain deferred until the expiration of AIG’s leases in early 2011.
Status of Government Support:
•	At June 30, 2009, AIG’s total balance outstanding from the FRBNY credit facility was $44.8 billion, including $40 billion of net borrowings and $4.8 billion of accrued compounding interest and fees.

•	As of June 30, 2009, AIG had drawn down $1.2 billion from the $29.8 billion available under Series F Preferred Stock Treasury commitment to help fund a total of $2.2 billion in capital contributions in 2009 to the Domestic Life Insurance & Retirement Services operations, which enabled them to maintain solid Risk-Based Capital ratios.

•	As of June 30, 2009, AIG had outstanding $41.6 billion of Series E Preferred Stock pursuant to an agreement with the U.S. Department of Treasury under the Troubled Asset Relief Program (TARP).
Status of Unwinding AIG Financial Products Corp:
•	Since December 31, 2008, the notional amount on AIGFP’s derivative portfolio has been reduced by 17 percent from approximately $1.6 trillion at December 31, 2008, to approximately $1.3 trillion at June 30, 2009. During the second quarter of 2009, the derivative portfolio was reduced 13 percent from approximately $1.5 trillion at March 31, 2009.

•	AIGFP reduced the number of trade positions in its portfolio by 36 percent from approximately 35,000 at December 31, 2008, to approximately 22,500 at June 30, 2009. During the second quarter, the number of trade positions was reduced 20 percent from approximately 28,000 at March 31, 2009.
GENERAL INSURANCE
     General Insurance results in the second quarter 2009 included operating income before net realized capital gains of $1.0 billion, compared to $1.7 billion in the second quarter of 2008. The second quarter’s results reflect a decline in underwriting profit as the combined ratio increased 6 points to 98.2. However, for the first six months of 2009, the current accident year combined ratio was 95.0. Net investment income in the second quarter declined $81 million from the comparable prior year period due to lower yields and lower partnership income.
     The Commercial Insurance combined ratio was 99.8 in the second quarter 2009, an increase of 5.9 from the comparable prior year period. The loss ratio for accident year 2009 recorded in the second quarter was 3.2 points higher than the loss ratio for the accident year 2008 recorded in the second quarter of 2008, reflecting the rate environment and increased loss trends in the quarter.
     The Foreign General Insurance combined ratio was 95.5 in the second quarter 2009, an increase of 6.1 from the comparable prior year period. The increase is primarily attributable to the expense ratio, which increased 4.9 points due to an increase in separation costs, restructuring charges, bad debt expenses, and decreased earned premium.

Underwriting results in Europe and Far East regions held up well with strong underwriting profits in the current quarter.
     General Insurance net premiums written were $7.9 billion in the second quarter 2009, a 19.2 percent decline compared to last year’s second quarter. Commercial Insurance reported net premiums written in the second quarter 2009 of $5.0 billion, a decrease of 18.2 percent compared to the second quarter 2008. The change was primarily driven by the economy’s continued effect on construction, real estate and transportation-related business, the unit’s strategic decision to maintain price discipline across its business lines, including in workers’ compensation, as well as returned premiums related to loss sensitive business. These items represented approximately half of the decline in premiums, while the remainder of the decrease stemmed from the overall effect of the weak economy, our underwriting discipline, and the effect of AIG’s challenges on the business across the entire portfolio.
     Foreign General Insurance reported $3.0 billion in net premiums written in the second quarter 2009, a decline of 20.7 percent compared to the second quarter 2008. The effect of foreign exchange and the sale in 2008 of its Brazilian operations contributed 14 percent of the decline in premiums.
     General Insurance continues to retain the vast majority of its customers. Business retention was down moderately in the second quarter 2009 compared to the prior year period. Despite challenging economic conditions, second quarter 2009 new business writings exceeded $1 billion. In General Insurance, underwriting discipline resulted in continued rate improvement in the second quarter 2009 as the Commercial Insurance unit’s rate change was approximately 2.0 percent positive.
     At June 30, 2009, General Insurance net loss and loss adjustment reserves totaled $60.0 billion, an increase of $604 million from March 31, 2009. The foreign exchange effect for the second quarter of 2009 was an increase in reserves of $972 million. For the second quarter of 2009, net adverse loss development from prior accident years, excluding accretion of discount, was approximately $60 million.
     At June 30, 2009, overall net loss and loss adjustment reserves including non-core insurance businesses totaled $65.8 billion, a decrease of $6.7 billion from March 31, 2009. The decrease is primarily attributable to the deconsolidation of Transatlantic in the second quarter of 2009.
LIFE INSURANCE & RETIREMENT SERVICES
     Life Insurance & Retirement Services second quarter 2009 operating income before net realized capital gains was $1.5 billion, reflecting a difficult, but improving, operating environment. The second quarter results were affected by lower assets under management in the investment-oriented product and annuity businesses both in the U.S. and overseas and lower net investment income resulting from lower partnership income, lower yields on higher levels of short-term liquidity, and lower yields due to re-positioning of the investment portfolio. Net realized capital losses were significantly lower than in the past several quarters due to improving market conditions and the adoption of new accounting pronouncements. In addition, the comparison to the second quarter of 2008 shows a decline due to the significant DAC benefits related to realized capital losses experienced in 2008.
     Premiums and other considerations were $8.1 billion in the second quarter of 2009, down 15.3 percent from the second quarter 2008 but relatively flat with the first quarter of 2009, as businesses continue to stabilize. Premiums, deposits, and other considerations amounted to $13.0 billion, a decline of 48.6 percent compared to the second quarter of 2008. The decline was due principally to lower sales of investment-oriented life and retirement services products as sales efforts remained challenged due to the general decline in global equity markets and the lingering effect of negative AIG events earlier in the year.

     In AIG’s Foreign Life Insurance & Retirement Services operations, sales activity has continued to improve in most regions, although sales activity in foreign investment-oriented life and retirement products, especially in Japan and Korea, remain negatively affected by equity market performance. AIA and ALICO have experienced improved operating results following the announcements of the SPV transactions and re-branding initiatives. Revenues remained strong during the quarter, and earnings before realized capital gains and losses were largely in line with the prior year, factoring in the effects of foreign exchange.
     Domestic Life & Retirement Services second quarter 2009 operating income of $457 million showed marked improvement over both the first quarter of 2009 and the second quarter of 2008, as realized capital losses subsided, equity markets improved over the prior quarter, and mortality experience in the life insurance business was favorable. At June 30, 2009, assets under management (owned and managed assets) totaled $192.4 billion, up from $190.6 billion at December 31, 2008. Life insurance in force was $969.0 billion at June 30, 2009, as compared with $1,025.8 billion at December 31, 2008.
     While surrender levels were higher in the second quarter of 2009 as compared with the same period in 2008, surrender activity has stabilized and surrender rates declined during the second quarter of 2009 as compared to the first quarter. Premiums, deposits, and other considerations were down 22.7 percent from the first quarter of 2009 and 46.5 percent from the second quarter of 2008, due to negative AIG publicity and as certain bank and broker-dealer distributors continued to place restrictions on new sales, primarily due to concerns over negative AIG publicity.
FINANCIAL SERVICES
     Financial Services reported a $103 million operating loss before net realized capital gains (losses) and the effect of hedges not accounted for under FAS 133 in the second quarter of 2009, compared to a $5.9 billion operating loss in the second quarter of 2008.
     AIGFP, which is in the process of winding down its businesses and portfolios, reported a $132 million operating loss in the second quarter of 2009 compared to a $6.2 billion loss in the second quarter of 2008. The second quarter 2009 operating loss included $636 million in unrealized market valuation gains on its super senior credit default swap portfolio and $702 million of interest charges on inter-company borrowings with AIG that are eliminated in consolidation.
     International Lease Finance Corporation (ILFC) reported operating income of $335 million, compared to income of $352 million in the second quarter of 2008. Lower flight equipment marketing activity and higher depreciation expense was partially offset by an increase in rental revenue from a larger aircraft fleet compared to the second quarter of 2008.
     American General Finance, Inc. (AGF) reported a second quarter 2009 operating loss of $202 million compared to an operating loss of $40 million in the second quarter of 2008, primarily due to declines in finance charges and other revenues, reflecting the sales of real estate portfolios as part of AGF’s liquidity management efforts and a $22 million increase in the provision for finance receivable losses in response to higher levels of delinquencies and net charge-offs partially offset by improvements in operating and interest expense.
ASSET MANAGEMENT
     Asset Management reported a second quarter 2009 operating loss before net realized capital losses of $300 million, compared to operating income of $150 million in the second quarter of 2008. The quarter’s results reflect impairments on proprietary real estate and private equity investments and lower partnership and dividend income.

OTHER OPERATIONS
     AIG’s Other category includes interest expense, restructuring costs, expenses of corporate staff not attributable to specific business segments, expenses related to efforts to improve internal controls, corporate initiatives and certain compensation plan expenses.
     Parent Company results in the second quarter 2009 included an operating loss before net realized losses of $1 billion, compared to a $745 million loss in the second quarter of 2008, primarily due to interest expense on the FRBNY credit facility and restructuring expenses partially offset by interest income on inter-company loans (eliminated in consolidation) and a gain associated with the change in fair value of AIG’s interest in ML III.
     During the second quarter of 2009, AIG realigned its financial reporting structure to reflect the effects of its restructuring activities on how management views and manages its businesses. Accordingly, the results for Transatlantic, Personal Lines (excluding Private Client Group), Mortgage Guaranty, and HSB Group Inc. are now included in AIG’s Other category. These amounts were previously reported as part of the General Insurance operating segment. The Private Client Group is now reported in the Commercial Insurance sub-segment. Prior period amounts have been revised to conform to the current presentation.
     Noncore business results in the second quarter 2009 included operating income before net realized gains (losses) of $108 million, compared to a $315 million operating loss in the second quarter of 2008 primarily due to the gain associated with the change in fair value of AIG’s interest in ML III.
# # #

     Additional supplementary financial data is available in the Investor Information section of www.aig.com.
# # #
     It should be noted that this earnings release and the financial supplement may include projections and statements which may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These projections and statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections and statements may address, among other things, the outcome of the recently completed and proposed transactions with the Federal Reserve Bank of New York (FRBNY) and the United States Department of the Treasury, the number, size, terms, cost and timing of dispositions and their potential effect on AIG’s businesses, financial condition, results of operations, cash flows and liquidity (and AIG at any time and from time to time may change its plans with respect to the sale of one or more businesses), AIG’s exposures to subprime mortgages, monoline insurers and the residential and commercial real estate markets, the separation of AIG’s businesses from AIG parent company, AIG’s ability to retain and motivate its employees and AIG’s strategy for customer retention, growth, product development, market position, financial results and reserves. It is possible that AIG’s actual results and financial condition will differ, possibly materially, from the anticipated results and financial condition indicated in these projections and statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections and statements include a failure of the completed transactions with the FRBNY or the United States Department of the Treasury to achieve their desired objectives or a failure to complete the proposed transactions with the FRBNY, developments in global credit markets and such other factors as discussed throughout Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations, and in Part II, Item 1A. Risk Factors of, AIG’s Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2009, and June 30, 2009, and in Part I, Item 1A. Risk Factors of AIG’s Annual Report on Form 10-K for the year ended December 31, 2008 (including Amendment No. 1 on Form 10-K/A filed on April 30, 2009). AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projection or other statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.
# # #
     American International Group, Inc. (AIG), a world leader in insurance and financial services, is the leading international insurance organization with operations in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional and individual customers through the most extensive worldwide property-casualty and life insurance networks of any insurer. In addition, AIG companies are leading providers of retirement services, financial services and asset management around the world. AIG’s common stock is listed on the New York Stock Exchange, as well as the stock exchanges in Ireland and Tokyo.

Comment on Regulation G
     This press release, including the financial highlights, includes certain non-GAAP financial measures. The reconciliations of such measures to the most comparable GAAP figures in accordance with Regulation G are included within the relevant tables or in the Second Quarter 2009 Financial Supplement available in the Investor Information section of AIG’s website, www.aig.com.
     Throughout this press release, AIG presents its operations in the way it believes will be most meaningful and useful, as well as most transparent, to the investing public and others who use AIG’s financial information in evaluating the performance of AIG. That presentation includes the use of certain non-GAAP measures. In addition to the GAAP presentations, in some cases, revenues, net income, operating income and related rates of performance are shown exclusive of market disruption items, Maiden Lane interests, the effect of dispositions, interest and amortization related to the FRBNY Facility, FSP FAS 115-2, restructuring-related activities, realized capital gains (losses), the effect of FIN 46(R), the effect of FAS 133, the effect of goodwill impairments, tax valuation allowances, credit valuations adjustments, unrealized market valuation gains (losses), UGC operating results, and the effect of catastrophe-related losses.
     AIG excludes the effect of hedging activities that did not qualify for hedge accounting treatment under FAS 133, although they are economically effective hedges, because AIG believes that excluding these items permits investors to better assess the performance of the underlying businesses. AIG believes that providing information in a non-GAAP manner is more useful to investors and analysts. Likewise, AIG excludes tax valuation allowances, and credit valuations adjustments, because AIG believes this presentation is more meaningful than the GAAP presentation.
     Although the investment of premiums to generate investment income (or loss) and realized capital gains or losses is an integral part of both life and general insurance operations, the determination to realize capital gains or losses is independent of the insurance underwriting process. Moreover, under applicable GAAP accounting requirements, losses can be recorded as the result of other than temporary declines in value without actual realization. In sum, investment income and realized capital gains or losses for any particular period are not indicative of underlying business performance for such period.
     AIG believes that underwriting profit (loss) provides investors with financial information that is not only meaningful but critically important to understanding the results of property and casualty insurance operations. Operating income of a property and casualty insurance company includes three components: underwriting profit (loss), net investment income and realized capital gains (losses). Without disclosure of underwriting profit (loss), it is impossible to determine how successful an insurance company is in its core business activity of assessing and underwriting risk. Including investment income and net realized capital gains (losses) in operating income without disclosing underwriting profit (loss) can mask underwriting losses. The amount of net investment income may be driven by changes in interest rates and other factors that are totally unrelated to underwriting performance.
     Underwriting profit (loss) is an important measurement used by AIG senior management to evaluate the performance of its property and casualty insurance operations. AIG includes the measurement required in statutory financial statements filed with state insurance departments and adjusts for changes in deferred acquisition costs in order to make the measure more consistent with the information provided in AIG’s consolidated financial statements. Further, the equity analysts who follow AIG exclude the realized capital transactions in their analyses for the same reason and consistently request that AIG provide the non-GAAP information.
     Life and retirement services production (premiums, deposits and other considerations), gross premiums written, net premiums written and loss, expense and combined ratios are presented in accordance with accounting principles prescribed or permitted by insurance regulatory authorities because these are standard measures of performance used in the insurance industry and thus allow for more meaningful comparisons with AIG’s insurance competitors.

American International Group, Inc.
Financial Highlights*
(in millions, except per share data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2009	2008 (a)	Change	2009	2008 (a)	Change
General Insurance Operations (b):
Net Premiums Written	$7,922	$9,805	(19.2)%	$15,658	$19,268	(18.7)%
Net Premiums Earned	8,024	9,664	(17.0)	16,305	18,542	(12.1)
Underwriting Profit	148	756	(80.4)	425	1,531	(72.2)
Net Investment Income	868	949	(8.5)	1,322	1,935	(31.7)
Income before Net Realized Capital Gains (Losses)	1,016	1,705	(40.4)	1,747	3,466	(49.6)
Net Realized Capital Gains (Losses) (c)	(45)	(493)	—	(653)	(739)	—
Operating Income	$971	$1,212	(19.9)%	$1,094	$2,727	(59.9)%

Loss Ratio	70.28	66.51		70.10	66.05
Expense Ratio	27.88	25.66		27.29	25.69
Combined Ratio	98.16	92.17		97.39	91.74

Life Insurance & Retirement Services Operations:
Premiums and Other Considerations	$8,119	$9,585	(15.3)%	$16,454	$18,903	(13.0)%
Net Investment Income	6,581	5,586	17.8	10,211	9,389	8.8
Income before Net Realized Capital Gains (Losses)	1,521	2,609	(41.7)	2,756	5,147	(46.5)
Net Realized Capital Gains (Losses) (c)	297	(5,010)	—	(2,811)	(9,379)	—
Operating Income (Loss)	1,818	(2,401)	—	(55)	(4,232)	—
Financial Services Operations:
Operating Loss excluding FAS 133 and Net Realized Capital Gains (Losses) (d) (e)	(103)	(5,880)	—	(1,193)	(14,425)	—
FAS 133 (c)	4	(40)	—	6	(116)	—
Net Realized Capital Gains (Losses) (c)	10	15	(33.3)%	(24)	(136)	—
Operating Loss	(89)	(5,905)	—	(1,211)	(14,677)	—
Asset Management Operations:
Operating Income (Loss) before Net Realized Capital Gains (Losses)	(300)	150	—	(781)	304	—
Net Realized Capital Gains (Losses) (c)	78	(464)	—	(74)	(1,869)	—
Operating Loss	(222)	(314)	—	(855)	(1,565)	—
Other before Net Realized Capital Gains (Losses) (b)	(931)	(1,060)	—	(4,296)	(1,714)	—
Other Net Realized Capital Gains (Losses) (b) (c)	(406)	(40)	—	487	(332)	—
Consolidation and Elimination Adjustments (c) (f)	178	(248)	—	(213)	(227)	—
Income (Loss) before Income Tax Expense (Benefit)	1,319	(8,756)	—	(5,049)	(20,020)	—
Income Tax Expense (Benefit) (g)	(526)	(3,357)	—	(1,761)	(6,894)	—
Net Income (Loss)	1,845	(5,399)	—	(3,288)	(13,126)	—
Less Net Income (Loss) Attributable to Noncontrolling Interest:
Income (Loss) before Net Realized Capital Gains (Losses)	—	(38)	—	(759)	43	—
Net Realized Capital Gains (Losses)	23	(4)	—	2	(7)	—
Net Income (Loss) Attributable to AIG	$1,822	$(5,357)	—	$(2,531)	$(13,162)	—
Net Income (Loss) Attributable to AIG common shareholders	$311	$(5,357)	—	$(3,826)	$(13,162)	—

Financial Highlights

	Three Months Ended June 30,			Six Months Ended June 30,
	2009	2008 (a)	Change	2009	2008 (a)	Change

Net Income (Loss) Attributable to AIG	$1,822	$(5,357)	—	$(2,531)	$(13,162)	—
Net Realized Capital Gains (Losses), net of tax	(859)	(4,019)	—	(3,490)	(7,982)	—
FAS 133 Gains (Losses), excluding Net Realized Capital Gains (Losses), net of tax	676	(17)	—	558	(298)	—

Adjusted Net Income (Loss)	2,005	(1,321)	—	401	(4,882)	—

Income (Loss) Per Share — Diluted (h) :
Net Income (Loss) Attributable to AIG	2.30	(41.13)	—	(28.29)	(102.24)	—
Net Realized Capital Gains (Losses), net of tax	(1.28)	(30.85)	—	(25.80)	(62.01)	—
FAS 133 Gains (Losses), excluding Net Realized Capital Gains (Losses), net of tax	1.01	(0.13)	—	4.12	(2.31)	—

Adjusted Net Income (Loss)	$2.57	$(10.15)	—	(6.61)	(37.92)	—

Book Value Per Share on AIG Shareholders’ Equity (h) (i)				$430.69	$580.84	(25.9)%
Pro forma Book Value Per Share on AIG Shareholders’ Equity (h) (j)				$83.10	—	—
Weighted Average Shares Outstanding — Diluted (h)	135	130		135	129
(See accompanying Notes on Page 14)

Financial Highlights — Notes

*	Including reconciliation in accordance with Regulation G.

(a)	Certain amounts have been reclassified in 2008 to conform to the 2009 presentation.

(b)	In order to better align financial reporting with the manner in which AIG’s chief operating decision makers manage their businesses, beginning in the second quarter of 2009, the results for Transatlantic, Personal Lines, excluding the results of the Private Client Group, and Mortgage Guaranty previously reported as part of the General Insurance Operating segment, are now included in AIG’s Other operations. In addition, the historical results of HSB (which was disposed of on March 31, 2009), which was previously included in Commercial Insurance, is also now included in AIG’s Other operations. Prior period amounts have been revised to conform to the current presentation. As a result of dispositions, only Mortgage Guaranty results will be consolidated with AIG commencing in the third quarter of 2009.

(c)	Includes gains (losses) from hedging activities that did not qualify for hedge accounting treatment under FAS 133 “Accounting for Derivative Instruments and Hedging Activities”, including the related foreign exchange gains and losses.

(d)	Includes $636 million and $184 million of pre-tax net unrealized market valuation gains on AIGFP’s super senior credit default swap portfolio in the second quarter and six months of 2009, respectively, and $5.6 billion and $14.7 billion of pre-tax net unrealized market valuation losses in the second quarter and six months of 2008, respectively.

(e)	Includes changes in pre-tax credit spreads on the valuation of Capital Markets’ assets of $1.2 billion and $478 million and liabilities of $(1.3) billion and $1.3 billion (includes $17 million of losses and $89 million of gains on the super senior credit default portfolio reported with the unrealized market valuation loss), in the second quarter and six months of 2009, respectively, and changes in pre-tax credit spreads on the valuation of Capital Markets’ assets of $(362) million and $(3.0) billion and liabilities of $(112) million and $2.5 billion (includes $44 million and $109 million of gains on the super senior credit default portfolio reported with the unrealized market valuation loss), in the second quarter and six months of 2008, respectively.

(f)	Includes income from certain AIG managed partnerships, private equity and real estate funds that are consolidated. Such income is offset in net income (loss) attributable to noncontrolling interest, which is not a component of operating income (loss).

(g)	Includes a decrease in the deferred tax valuation allowance of $1.8 billion resulting from the effects of recently announced transactions, in the second quarter of 2009. This benefit was partially offset by $720 million of deferred tax expense mainly attributable to the book and tax basis differences of AIG parent’s investment in subsidiaries, and an increase of $360 million in the reserve for uncertain tax positions and other discrete period items.

(h)	On June 30, 2009 AIG’s stockholders approved a one-for-twenty reverse stock split, which became effective on that date. All periods presented have been adjusted to reflect this reverse split.

(i)	Represents total AIG shareholders’ equity divided by common shares issued and outstanding.

(j)	On a fully diluted basis giving effect to the voting rights of the Series C Preferred Stock to be issued and settlement of the equity units, per share amount would be $83.10 as of June 30, 2009.